                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-12

                             RALCORP HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             RALCORP HOLDINGS, INC.
                               800 MARKET STREET
[RALCORP LOGO]             ST. LOUIS, MISSOURI 63101

                                          December 19, 2001

Dear Ralcorp Shareholder:

     It is my pleasure to invite you to the 2002 Annual Meeting of Shareholders of Ralcorp Holdings, Inc. We will hold the meeting on Thursday, January 31, 2002, at 8:30 a.m. at the Gateway Center, One Gateway Drive, Collinsville, Illinois.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Ralcorp.

     Your vote is important. Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

     We are again offering shareholders the option of voting by telephone or via the Internet instead of mailing the proxy card. If you are interested, your enclosed proxy card tells you how.

     We look forward to seeing you on January 31, 2002.

                                          /s/ Joe R. MICHELETTO
                                            Joe R. Micheletto
                                             Chief Executive
                                                 Officer
                                              and President

                             RALCORP HOLDINGS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                          December 19, 2001

DEAR SHAREHOLDERS:

     The 2002 Annual Meeting of Shareholders of Ralcorp Holdings, Inc. will be held at the Gateway Center, One Gateway Drive, Collinsville, Illinois on Thursday, January 31, 2002, at 8:30 a.m.

     At our Annual Meeting, we will ask you to:

      --  Elect three directors;

      --  Approve the Company's 2002 Incentive Stock Plan;

      -- Act upon a resolution which the Company has been informed will be proposed by a stockholder of the Company regarding classification of the Board; and

      -- Transact any other business that may properly be presented at the Annual Meeting.

     If you were a shareholder of record at the close of business on November 23, 2001, you may vote at the Annual Meeting.

     This Proxy Statement, Notice of Annual Meeting of Shareholders and the enclosed proxy card along with Ralcorp's 2001 Annual Report to Shareholders are being distributed on or about December 19, 2001.

                                           By Order of the Board of Directors,

                                          /s/ ROBERT W. LOCKWOOD

                                                    Robert W. Lockwood
                                                        Secretary

                             RALCORP HOLDINGS, INC.
                            PROXY STATEMENT FOR THE
                      2002 ANNUAL MEETING OF SHAREHOLDERS

                  INFORMATION ABOUT ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

     We sent you this Proxy Statement and the enclosed proxy card because Ralcorp's Board of Directors is soliciting your proxy to vote at the 2002 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or, if you prefer, you may designate a proxy by telephone or on the Internet. The person you appoint as your proxy will then vote your shares as you have instructed.

WHO IS ENTITLED TO VOTE?

     Shareholders as of the close of business on November 23, 2001, are entitled to vote at the Annual Meeting. On this record date, there were 29,913,924 shares of Ralcorp Common Stock issued and outstanding.

ON WHAT AM I VOTING?

     PROPOSAL 1--To elect three directors to serve three-year terms. The Board has nominated David R. Banks, M. Darrell Ingram and David W. Kemper. Mr. Kemper, whose current term as a director will expire at our Annual Meeting, has consented to serve for a new term. Messrs. Banks and Ingram who were appointed as directors by the Board during the fiscal year were nominated by the Board to serve for a three-year term beginning at this meeting. Each has consented to serve if elected by the shareholders. If any of the nominees should be unable to serve as a director, which we do not expect, proxies granting discretionary authority may be voted for any other person the Board nominates, unless the Board reduces the number of directors.

     PROPOSAL 2--To approve the Company's 2002 Incentive Stock Plan which allows for the awarding of up to 1,500,000 shares of Common Stock to the Company's directors, officers and key employees. The Board of Directors adopted this Plan at its November meeting, subject to approval by shareholders at the Annual Meeting.

     PROPOSAL 3--To act upon a resolution which the Company has been informed will be proposed by a stockholder of the Company regarding classification of the Board (the "Stockholder Proposal").

HOW MANY VOTES DO I HAVE?

     Each share of Ralcorp Common Stock that you own entitles you to one vote. Ralcorp shareholders do not have the right to vote cumulatively in electing directors.

HOW CAN I VOTE MY SHARES?

     You can vote on matters presented at the Annual Meeting in two ways:

     BY PROXY--You can vote by signing, dating and returning the enclosed proxy card. If you do this, the persons named on the card as your proxies will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for Messrs. Banks, Ingram and Kemper as directors, or you may withhold your vote which acts as a vote against such nominee or nominees. If you sign the card but do not indicate a specific choice, your shares will be voted "FOR" the election of Messrs. Banks, Ingram and Kemper, "FOR" the approval of the Incentive Stock Plan and "AGAINST" the stockholder resolution regarding classification of the Board. With respect to Proposals 2 and 3, you may vote your shares "FOR" or "AGAINST" or you may abstain from voting on these proposals by marking the box "ABSTAIN". If any other matter is presented, your proxies will vote your shares in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than the election of directors, approval of the Incentive Stock Plan and the Stockholder Proposal.

     IN PERSON--You can come to the Annual Meeting and cast your vote there. Please bring the admission ticket, which is included as a part of your proxy card. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on November 23, 2001, the record date for voting.

CAN I VOTE BY TELEPHONE OR ON THE INTERNET?

     Yes. You can vote by telephone by calling toll-free 1-877-PRX-VOTE (1-877-779-8683) and by following the instructions given at that telephone number. You can vote on the Internet at HTTP://WWW.EPROXYVOTE.COM/RAH. If you vote by telephone or on the Internet, you should have your proxy card available when you begin voting. If you vote by telephone or on the Internet, you should not mail your proxy card. The Internet and telephone voting facilities will be available until midnight on January 30, 2002, the day before the Annual Meeting.

CAN I STILL ATTEND THE ANNUAL MEETING IF I GIVE MY PROXY?

     Yes.

HOW DO I VOTE MY RALCORP COMMON STOCK HELD IN THE EMPLOYEE SAVINGS INVESTMENT PLAN?

     If you are both a registered shareholder of the Company and an employee participant in the Ralcorp Holdings, Inc. Savings Investment Plan, you will receive a single proxy card that covers shares of Ralcorp Common Stock credited to your plan account as well as shares of record registered in exactly the same name. Consequently, when you vote either by returning your proxy card or electronically, your vote will also serve as a voting instruction to the trustee of the Savings Investment Plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through the plan and we have not received your vote by January 28, 2002, the trustee will vote your shares in the same proportion as the shares that are voted on behalf of the other participants in the plan. The trustee will also vote unallocated shares of Ralcorp Common Stock held in the plan in direct proportion to the voting of allocated shares in the plan as to which voting instructions have been received, unless doing so would be inconsistent with the trustee's duties.

WHAT CONSTITUTES A QUORUM?

     A majority of the outstanding shares entitled to vote at this Annual Meeting represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because they do not have the authority to do so. Shares represented by proxies that are marked "withheld" with respect to the election of any one or more of the nominees for election as directors will be counted as present in determining whether there is a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

     If a quorum is present at our Annual Meeting, the following vote is required for approval:

    Election of Directors    A majority of the shares entitled to vote and present in
    (Proposal 1)             person or by proxy at the meeting must be voted "FOR"
                             Messrs. Banks, Ingram and Kemper.
    Approval of Incentive    A majority of the shares entitled to vote and present in
    Stock Plan (Proposal 2)  person or by proxy at the meeting must be voted "FOR" the approval of the Incentive Stock Plan.
    Stockholder Proposal     A majority of the shares entitled to vote and present in
    (Proposal 3)             person or by proxy at the meeting must be voted "FOR" the
                             adoption of the resolution.
    Other Matters            Generally, a majority of the shares entitled to vote and
                             present in person or by proxy at the meeting must be voted
                             "FOR" such other matter. However, the Board does not know
                             of any other matter that will be presented at this Annual
                             Meeting other than the election of directors, approval of
                             the Incentive Stock Plan and action on the stockholder
                             resolution regarding classification of the Board.

     Shares represented by proxies that are marked "withheld" with respect to the election of a director or which are marked "abstain" with respect to other issues will be treated as shares present and entitled to vote. This will have the same effect as a vote against Messrs. Banks, Ingram and Kemper or such other matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the shares will not be considered as present and entitled to vote with respect to that matter.

MAY I REVOKE MY PROXY?

     If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

         -- Send in another proxy or vote again electronically after your original vote;

         -- Notify Ralcorp's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

         --   Vote in person at the Annual Meeting.

ARE THERE OTHER MATTERS TO BE ACTED ON AT THE ANNUAL MEETING?

     Under the Company's Bylaws, no nominations or other business could properly be brought before the Annual Meeting by a shareholder unless the shareholder has given notice of their intention to do so by December 28, 2001. As of the date of this Proxy Statement, no other notice has been received by the Company other than Proposal 3. The Company does not intend to submit any other matters to the shareholders for a vote. However, if a vote is taken on any procedural or other matter at the Annual Meeting, the shares represented by proxy will be voted in accordance with the judgment of the person or persons holding those proxies. In addition, the Company's Bylaws also provide that the Board shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate.

WHAT ARE THE COSTS OF SOLICITING THESE PROXIES AND WHO WILL PAY THEM?

     The cost of the solicitation of proxies will be paid by Ralcorp. We hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,000, plus expenses. In addition to the use of the mail, solicitations may be made by regular employees of the Company, by telephone or personal contact. Ralcorp will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs reasonably incurred by them in sending proxy materials to the beneficial owners of Ralcorp's Common Stock.

WHO ARE RALCORP'S OUTSIDE ACCOUNTANTS AND WILL THEY ATTEND THE MEETING?

     PricewaterhouseCoopers LLP acted as Ralcorp's independent accountants for fiscal year 2001 and has served in that capacity since 1994. The Board, upon the recommendation of the Audit Committee, appointed PricewaterhouseCoopers as independent accountants for the current fiscal year. A representative of that firm will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

WHAT FEES ARE PAID TO RALCORP'S OUTSIDE ACCOUNTANTS?

     In addition to performing the audit of Ralcorp's consolidated financial statements, PricewaterhouseCoopers provided various other services during fiscal year 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit Fees (Review of the Company's 2001 Financial
  Statements)                                                   $295,000
Financial Information Systems Design and Implementation Fees    $      0
All Other Fees (Includes other audit related services and
  non-audit services)                                           $499,300

     With regard to "All Other Fees" listed above, the Audit Committee has considered whether PricewaterhouseCoopers services are compatible with maintaining its independence. In addition, the audit engagement was staffed primarily by PricewaterhouseCoopers' full-time, permanent employees.

                           PROXY STATEMENT PROPOSALS
                             ELECTION OF DIRECTORS
                           (PROPOSAL 1 ON PROXY CARD)

WHAT IS THE BOARD'S PROPOSAL FOR THE ELECTION OF DIRECTORS?

     Our Board is currently divided into three classes, with two classes consisting of two members and one class consisting of three members. The Board nominated David R. Banks, M. Darrell Ingram and David W. Kemper for election as directors at the January 2002 Annual Meeting of Shareholders. David R. Banks and
M. Darrell Ingram were appointed to the Board in May, 2001, and are standing for election by the shareholders for the first time. David W. Kemper has been a Board member since 1994 and is standing for re-election. Messrs. Banks, Ingram and Kemper would serve three-year terms and each has agreed to serve if elected.

     If any nominee should be unable to serve as a director, which we do not expect, proxies granting discretionary authority may be voted "FOR" any other person the Board nominates, unless the Board reduces the number of directors. Other directors are not up for election this year and will continue in office for the remainder of their terms or until their death, resignation or removal.

     Biographical information on Messrs. Banks, Ingram and Kemper, and the directors continuing in office, is set forth below. Directors' ages are as of December 31, 2001.

----------------------------------------------------------------------------------------
DAVID R. BANKS--Standing for election at this meeting for a term expiring 2005
Age:                        64
Director Since:             May, 2001
Principal Occupation:       Chairman of the Board of Beverly Enterprises, Inc. (health care) since March, 1990.
Recent Business             Mr. Banks served as Chief Executive Officer of Beverly
  Experience:               Enterprises, Inc. from May, 1989 to February, 2001. He also served as President of Beverly Enterprises, Inc. from
                            September, 1979 to October, 1995.
Other Directorships:        Nationwide Health Properties, Inc.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
JACK W. GOODALL--Continuing in office--Term Expiring 2003
Age:                        63
Director Since:             March, 1994
Recent Business             Mr. Goodall served as Chairman of the Board of Jack in the
  Experience:               Box Inc. (restaurants) from April, 1996 to February, 2001.
                            He also served as Chairman, President and Chief Executive
                            Officer of Foodmaker, Inc. (now Jack in the Box Inc.) from
                            April, 1985 to April, 1996.
----------------------------------------------------------------------------------------
M. DARRELL INGRAM--Standing for election at this meeting for a term expiring 2005
Age:                        69
Director Since:             May, 2001
Recent Business             Mr. Ingram served as Chairman of the Board of Red Fox
  Experience:               Environmental Services, Inc. (pollution control services)
                            from July, 1993 to July, 1998.
----------------------------------------------------------------------------------------
DAVID W. KEMPER--Standing for election at this meeting for a term expiring 2005
Age:                        51
Director Since:             October, 1994
Principal Occupation:       Chairman, President and Chief Executive Officer of Commerce
                            Bancshares, Inc. (bank holding company) since October, 1991.
Other Directorships:        Tower Properties Company
----------------------------------------------------------------------------------------
RICHARD A. LIDDY--Continuing in office--Term Expiring 2004
Age:                        66
Principal Occupation:       Chairman of the Board of GenAmerica Financial (financial and insurance products) since January, 2000. Also serves as
                            Chairman of the Board of General American Life Insurance
                            Company since January, 1995 and as Chairman of the Board of
                            Reinsurance Group of America, Incorporated since May, 1993.
Recent Business             Mr. Liddy served as President of GenAmerica Financial from
  Experience:               May, 1988 to September, 2000 and as Chief Executive Officer
                            of General American Life Insurance Company from May, 1992 to
                            September, 2000.
Other Directorships:        Ameren Corporation, Brown Shoe Company, Inc. and Energizer
                            Holdings, Inc.
----------------------------------------------------------------------------------------
JOE R. MICHELETTO--Continuing in office--Term Expiring 2003
Age:                        65
Director Since:             January, 1994
Principal Occupation:       Chief Executive Officer and President of Ralcorp Holdings,
                            Inc. since September, 1996.
Recent Business             Mr. Micheletto served as Co-Chief Executive Officer and
  Experience:               Chief Financial Officer of Ralcorp Holdings, Inc. from
                            March, 1994 to September, 1996. He served as Chief Executive
                            Officer of Ralston Resorts from May, 1991 to January, 1997.
Other Directorships:        Energizer Holdings, Inc. and Vail Resorts, Inc.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
WILLIAM P. STIRITZ, CHAIRMAN OF THE BOARD--Continuing in office--Term Expiring 2004
Age:                        67
Director Since:             January, 1994
Principal Occupation:       Chairman of the Board of Energizer Holdings, Inc.
                            (batteries) and Chairman of the Energizer Holdings, Inc.
                            Management Strategy and Finance Committee since April, 2000.
                            Mr. Stiritz also serves as Chairman and Partner of Westgate
                            Group LLC (private equity investments) since September,
                            1998.
Recent Business             Mr. Stiritz served as Chairman of the Board of Ralston
  Experience:               Purina Company from January, 1982 to December, 2001. He also served as Chairman of the Board, Chief Executive Officer and
                            President of Agribrands International, Inc. from April, 1998 to May, 2001. Mr. Stiritz also served as Chief Executive
                            Officer and President of Ralston Purina Company from
                            January, 1981 to September, 1997.
Other Directorships:        Ball Corporation, The May Department Stores Company,
                            Reinsurance Group of America, Incorporated, and Vail
                            Resorts, Inc.
----------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MESSRS. BANKS, INGRAM AND KEMPER.

                      INFORMATION ON CERTAIN SHAREHOLDERS

WHICH SHAREHOLDERS OWN MORE THAN 5% OF RALCORP COMMON STOCK?

     The following table shows, as of December 1, 2001, all persons we know to be "beneficial owners" of more than five percent of Ralcorp.(A)

                                                         NUMBER OF SHARES      % OF
            NAME AND ADDRESS                TITLE OF       BENEFICIALLY       SHARES      EXPLANATORY
          OF BENEFICIAL OWNER                CLASS            OWNED         OUTSTANDING      NOTES
-----------------------------------------------------------------------------------------------------
Shapiro Capital Management Company, Inc.  Common Stock      3,005,689          10.0%          (B)
One Buckhead Plaza, Suite 1555
3060 Peachtree Road, N.W.
Atlanta, GA 30305

Southeastern Asset Management, Inc.       Common Stock      3,411,100          11.4%          (C)
6410 Poplar Avenue, Suite 900
Memphis, TN 38119

---------------
(A) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you "beneficially" own Ralcorp Common Stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote the stock, or to sell it, or you have the right to acquire it within 60 days.

(B) Shapiro Capital Management Company, Inc. has sole voting and investment powers with respect to all these shares.

(C) Southeastern Asset Management, Inc. shares voting and investment powers with respect to 2,972,000 shares with Longleaf Partners Small-Cap Fund, an open-end management investment company. With respect to the remaining 439,100 shares, Southeastern has sole investment power. Of these 439,100 shares, Southeastern has sole voting power over 238,000 shares and no voting power with respect to 201,100 shares.

HOW MUCH RALCORP STOCK DO DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows, as of December 1, 2001, Ralcorp Common Stock beneficially owned by Ralcorp directors and executive officers under SEC rules. Except as noted, all such persons possess sole voting and investment powers with respect to the shares listed. An asterisk in the column listing the percentage of shares outstanding indicates the person owns less than 1% of the Common Stock as of December 1, 2001.

                                                     NUMBER OF SHARES         % OF
                    DIRECTORS                          BENEFICIALLY          SHARES        EXPLANATORY
             AND EXECUTIVE OFFICERS                       OWNED          OUTSTANDING(A)       NOTES
------------------------------------------------------------------------------------------------------
David R. Banks                                              1,000               *
Jack W. Goodall                                            30,900               *
M. Darrell Ingram                                           2,000               *
David W. Kemper                                             9,000               *
Richard A. Liddy                                           10,000               *
Joe R. Micheletto                                         111,134               *          (B)(I)
William P. Stiritz                                        878,254             2.9%         (C)
Kevin J. Hunt                                              18,741               *          (D)(I)
Robert W. Lockwood                                         25,597               *          (E)(I)
James A. Nichols                                           40,975               *          (F)(I)
David P. Skarie                                            18,065               *          (G)(I)
All directors and executive officers as a group
  (15 persons)                                          1,164,140             3.9%         (H)(I)

---------------
(A) For purposes of calculating the percentage of Shares Outstanding owned by each individual or the group, Shares Outstanding were deemed to be (i) shares actually outstanding on December 1, 2001, plus, in the case of each Named Executive Officer and of the group, (ii) shares attributable to stock options held by the officer or members of the group which could be exercised for Common Stock within 60 days after December 1, 2001.

(B) Includes 44,044 shares of Common Stock held under Ralcorp's Savings Investment Plan and 25,000 shares which are not presently owned but could be acquired within 60 days by the exercise of stock options.

(C) Includes 1,795 restricted shares as to which Mr. Stiritz presently has only voting power and 18,333 shares of Common Stock owned by Mr. Stiritz's wife.

(D) Includes 4,197 shares of Common Stock held under Ralcorp's Savings Investment Plan and 7,500 shares which are not presently owned but could be acquired within 60 days by the exercise of stock options.

(E) Includes 12,535 shares of Common Stock as to which Mr. Lockwood shares voting and investment powers. Also includes 6,812 shares of Common Stock held under Ralcorp's Savings Investment Plan and 6,250 shares which are not presently owned but could be acquired within 60 days by the exercise of stock options.

(F) Includes 5,475 shares of Common Stock held under Ralcorp's Savings Investment Plan and 7,500 shares which are not presently owned but could be acquired within 60 days by the exercise of stock options.

(G) Includes 132 shares of Common Stock as to which Mr. Skarie shares voting and investment powers. Also includes 3,328 shares of Common Stock held under Ralcorp's Savings Investment Plan and 6,250 shares which are not presently owned but could be acquired within 60 days by the exercise of stock options.

(H) With respect to all executive officers except those named in the above table: includes 4,972 shares of Common Stock held under Ralcorp's Savings Investment Plan and 8,500 shares which are not presently owned but could be acquired within 60 days by the exercise of stock options.

(I) Shares of Common Stock held in the Company's Savings Investment Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. The fund also holds varying amounts of cash and short-term investments. The number of shares of Common Stock reported as being held in the Savings Investment Plan with respect to the executive officers is an approximation of the number of shares in the fund allocable to each of the executive officers. The number of shares allocable to a participant in the fund will vary on a daily basis based upon the cash position of the fund and the market price of the Common Stock.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

DID DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-10% STOCKHOLDERS COMPLY WITH SEC BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN 2001?

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and greater-than-10% stockholders to file reports with the SEC and the New York Stock Exchange on changes in their beneficial ownership of Ralcorp Common Stock and to provide Ralcorp with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2001.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

HOW MANY TIMES DID THE BOARD MEET IN 2001?

     The Board currently has four regular meetings scheduled per year, and holds special meetings when necessary to review significant matters affecting the Company and to act upon matters requiring Board approval. The Board also occasionally acts by written consent in lieu of a meeting. During fiscal year 2001, there were four regular meetings and two actions by consent of Board of Directors in lieu of a meeting.

HOW DOES RALCORP COMPENSATE ITS DIRECTORS?

     All directors, with the exception of Mr. Micheletto, receive an annual retainer of $20,000. They are also paid $1,000 for attending each regular or special Board meeting, committee meeting, telephonic meeting and consent to action without a meeting. Ralcorp also pays the premiums on directors' and officers' liability and travel accident insurance policies insuring directors. Mr. Micheletto receives no remuneration for his services as a director.

     At its May 24, 2001 meeting, the Board approved an additional stock-based compensation program. This program consists of the following:

     Chairman of the Board

     - Receives annual restricted stock grant with a fair market value of
       $50,000
     - Receives annual stock option grant of 10,000 shares

     Other Non-Management Directors

     - Receive a 10,000 share initial stock option grant for newly elected directors
     - Receive annual stock option grant of 2,500 shares

     All awards vest at the director's termination or retirement. Upon their election as members of the Company's Board of Directors during fiscal year 2001, Messrs. Banks, Ingram and Liddy were granted the 10,000 share initial non-qualified stock option.

     Ralcorp has a Deferred Compensation Plan for Non-Management Directors. Under this plan, any non-management director may elect to defer, with certain limitations, their retainer and fees until retirement or other termination of his directorship. Deferrals may be made in Common Stock equivalents in an Equity Option or may be made in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in the Equity Option receive a 33 1/3% Company matching contribution. All directors have elected to defer their retainer and fees.

     In January 2001, Mr. Goodall, who served as Chairman of the Special Independent Committee of the Board to consider the merger with Agribrands International, Inc., was awarded a $10,000 Chairman's fee. Mr. Goodall deferred this fee into the Deferred Compensation Plan for Non-Management Directors.

DOES THE BOARD HAVE ANY COMMITTEES?

     Yes. The Board has three standing committees--an Audit Committee, an Executive Committee and a Nominating and Compensation Committee.

WHAT DOES THE AUDIT COMMITTEE DO AND WHO ARE ITS MEMBERS?

     The Audit Committee consists of five non-management directors. It reviews auditing, accounting, financial reporting and internal control functions. The Audit Committee also recommends the Company's independent accountants and reviews their services. This Committee met twice in fiscal year 2001. Its members as of the date of this Proxy Statement are Messrs. Banks, Goodall, Ingram, Kemper and Liddy. Mr. Kemper serves as Committee Chairman.

WHAT DOES THE EXECUTIVE COMMITTEE DO AND WHO ARE ITS MEMBERS?

     The Executive Committee consists of two directors and may exercise all of the authority of the Board in the management of the Company in the intervals between meetings of the Board. This Committee met four times (one of which was telephonic) in fiscal year 2001. Its members as of the date of this Proxy Statement are Messrs. Micheletto and Stiritz. Mr. Stiritz serves as Committee Chairman.

WHAT DOES THE NOMINATING AND COMPENSATION COMMITTEE DO AND WHO ARE ITS MEMBERS?

     The Nominating and Compensation Committee consists of six non-management directors. It recommends to the Board nominees for election as directors and executive officers of the Company. Additionally, it makes recommendations to the Board regarding election of directors to positions on committees of the Board and compensation and benefits for directors. The Nominating and Compensation Committee also sets the compensation of all executive officers and administers the Company's Deferred Compensation Plan for Key Employees and Incentive Stock Plan, including the granting of awards under the latter plan. It also reviews the competitiveness of management compensation and benefit programs and principal employee relations policies and procedures. This Committee met twice in fiscal year 2001. Its members as of the date of this Proxy Statement are Messrs. Banks, Goodall, Ingram, Kemper, Liddy and Stiritz. Mr. Goodall serves as Committee Chairman.

HOW DOES A SHAREHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF RALCORP?

     The Nominating and Compensation Committee will consider suggestions from shareholders regarding possible director candidates. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

DID EACH DIRECTOR ATTEND AT LEAST 75% OF ITS MEETINGS?

     During fiscal year 2001, all directors attended 75% or more of the aggregate of the meetings of the Board and of the Board committees to which they were appointed.

                        APPROVAL OF INCENTIVE STOCK PLAN
                           (PROPOSAL 2 ON PROXY CARD)

     The Company has 635,136 shares of Common Stock remaining for the award of stock based compensation out of the original authorization of 2,900,000 shares which was approved by the Company's shareholders in January, 1998. Proposal 2 on your proxy card is a proposal by the Company to approve a new Incentive Stock Plan which, in essence, would make additional shares available. The following sets forth the significant features of the proposed new Plan.

WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock awards to attract, retain, compensate and motivate directors, officers and other key employees who make important contributions to the success of the Company. The Plan provides for the granting of stock options, restricted stock awards and other awards payable in Common Stock to Company directors and employees, including the Named Executive Officers set forth in the compensation table on page 14.

WHERE CAN I GET A COPY OF THE PLAN?

     A copy of the Plan as proposed to be approved is contained in Appendix A to this Proxy Statement.

WHO WILL ADMINISTER THE PLAN?

     The Plan will be administered by the Nominating and Compensation Committee of the Board of Directors (the "Committee") although the Board also has the authority to perform certain administrative functions and to grant awards. Terms and conditions of awards will be set forth in written agreements approved by the Committee.

WHAT COMPANY STOCK WILL BE GRANTED?

     The Plan provides that 1,500,000 shares of Common Stock will be available for the granting of awards under the Plan. Also, shares remaining for granting awards under the previous plan are available for awards under the new Plan. The closing price per share of the Common Stock on December 3, 2001 was $20.37.

WHO IS ELIGIBLE TO RECEIVE AWARDS UNDER THE PLAN?

     Any director or employee of the Company or any of its subsidiaries will be eligible for any award under the Plan if selected by the Board or the Committee. There are approximately 5,000 persons employed by the Company and its subsidiaries. Subject to the provisions of the Plan, the Committee will have full authority and discretion to determine the individuals to whom awards will be granted and the amount and form of such awards. No determination has been made by the Board or the Committee with respect to the specific recipients or the amount or nature of any future awards under the Plan. Shares that may be granted to a single individual by the Committee are limited to 1,000,000.

WHAT TYPE OF STOCK OPTIONS CAN BE AWARDED?

     Under the Plan, the Committee will be authorized (i) to grant stock options that qualify as "Incentive Stock Options" ("ISOs") under Section 422A of the Code, and (ii) to grant stock options that do not so qualify. Stock options cannot be granted at an option price less than the fair market value of the Common Stock at the time of grant. The Plan allows for options granted to new employees or employees who are promoted to have an exercise price equal to the fair market value of the stock on the date of hire or promotion. No stock option can be exercised more than ten years after the date such option is granted. In the case of ISOs, the aggregate fair market value of the Common Stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000.

CAN THE COMMITTEE GRANT OTHER STOCK AWARDS?

     The Committee will also be authorized to grant other stock awards including, but not limited to, restricted stock awards and deferrals of an employee's cash bonus or other compensation in the form of stock equivalents under such terms and conditions as the Committee may prescribe. The shares of Common Stock that may be granted pursuant to a restricted stock award will be restricted and will not be able to be sold, pledged, transferred or otherwise disposed of until such restrictions lapse. Shares of Common Stock issued pursuant to a restricted stock award can be issued for no monetary consideration. No more than 500,000 shares of Stock can be granted as restricted stock.

WILL SHARES AVAILABLE UNDER THE PLAN BE GRANTED UNDER ANY OTHER COMPANY COMPENSATION PLAN?

     The Committee has determined that the deferral of cash bonuses and other compensation under the Plan will be made in accordance with the provisions of the Deferred Compensation Plan for Key Employees. Pursuant to that plan, the Committee may, in its discretion, permit an eligible employee to defer payment of a cash bonus or other cash consideration under the Equity Option of that plan. Upon such deferral, an account in the employee's name will be credited with an appropriate number of stock equivalents. Also, an additional matching deferral may be credited with respect to all employee deferrals in any specific fiscal year. Such employee's account will be credited from time to time with dividend equivalents if dividends are paid by the Company. Distributions under the Equity Option are made upon the employee's retirement or other termination of employment or at an earlier date as selected in advance by the employee. Upon distribution, the employee will receive shares of Common Stock equal to the number of equivalents in such employee's vested balance account.

CAN THE PLAN BE AMENDED?

     The Plan provides that it may be amended by the Board, except that no such amendment can increase the number of shares of Common Stock reserved for awards or change the terms of awards granted prior to the amendment without the consent of the recipient.

WHAT HAPPENS TO AWARDS IN THE EVENT OF CHANGES TO THE COMPANY'S CAPITALIZATION?

     Appropriate adjustments will be made to the number of shares available for awards and the terms of outstanding awards under the Plan to reflect any issuance by the Company of another class of common, preferred, or otherwise targeted stock, any stock split-up, spin-off, issuance of targeted stock, stock dividend, combination or reclassification with respect to any outstanding series or class of stock of the Company, the consolidation or merger of the Company with any other entity or the sale of all or substantially all of the assets of the Company.

WHAT ARE THE KEY ACCOUNTING CONSEQUENCES OF THE PLAN?

     Under the Company's current accounting practices, stock options that contain no specific performance criterion and are granted with an option price at least equal to the market price of the Common Stock on the date of grant would not result in any charge against earnings of the Company either at the time of grant or upon exercise. Stock options with a performance component will result in a charge to earnings if the performance criterion is met. If the options are exercised, the proceeds received will be credited to the Common Stock account and to the capital in excess of par account and the shares issued would be added to the total Common Stock outstanding. Other stock awards will result in a charge against earnings.

WHAT AWARDS WILL BE RECEIVED BY DIRECTORS OR KEY EMPLOYEES?

     The Committee and the Board have the discretion to grant awards under the Plan and, as noted, no determination has been made as to specific recipients or the amount or nature of future awards to be made under the Plan. Currently, nonmanagement directors defer all or portions of their annual cash retainer and meeting fees, receive annual stock option awards and, in the case of the Chairman of the Board, receive an annual restricted stock award (see page 8). Since benefits granted to key employees in any particular year are solely in the discretion of the Committee, we cannot predict any awards that may be granted in future years under the Plan.

WHAT ARE THE TAX CONSEQUENCES OF NON-QUALIFIED STOCK OPTIONS?

     Stock options issued under the Plan which do not satisfy the requirements of Section 422A of the Code will have the following tax consequences:

     1. the optionee will have ordinary income at the time the option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired at the date of exercise over the option price;

     2. the Company will have a deductible expense in an amount equal to the ordinary income of the optionee;

     3. no amount other than the price paid upon exercise of the option shall be considered as received by the Company for shares so transferred; and

     4. any gain from the subsequent sale of the shares of Common Stock acquired upon exercise for an amount in excess of fair market value on the date the option is exercised will be capital gain and any loss will be capital loss.

WHAT ARE THE TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS?

     Stock options to be issued under the Plan as ISOs will satisfy the requirements of Section 422A of the Code. Under the provisions of that section, the optionee will not be deemed to receive any income at the time an ISO is granted or exercised. If the optionee disposes of the shares of Common Stock acquired more than two years after the grant and one year after the exercise of the ISO, the gain, if any (i.e., the excess of the amount realized for the share over the option price) will be long-term capital gain. If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a "disqualifying disposition" and the optionee will have ordinary income in the year of the disqualifying disposition equal to the fair market value of the stock on the date of exercise minus the option price. The excess of the amount received for the shares over the fair market value at the time of exercise will be short-term capital gain if the shares are disposed of within one year after the ISO is exercised, or long-term capital gain if the shares are disposed of more than one year after the ISO is exercised. If the optionee disposes of the shares in a disqualifying disposition, and such disposition is a sale or exchange which would result in a loss to the optionee, then the amount treated as ordinary income shall not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares.

     The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has ordinary income as a result of a disqualifying disposition, the Company will have a corresponding deductible expense in an equivalent amount in the taxable year of the Company in which the disqualifying disposition occurs.

     The difference between the fair market value of the option at the time of exercise and the option price is a tax preference item for alternative minimum tax purposes. The basis in stock acquired upon exercise of an ISO for alternative minimum tax purposes is increased by the amount of the preference.

WHAT ARE THE TAX CONSEQUENCES OF OTHER STOCK AWARDS?

     In general, a recipient of other stock awards, including stock equivalents pursuant to the Deferred Compensation Plan for Key Employees, but excluding restricted stock awards (see below), will have ordinary income equal to the fair market value of the Common Stock on the date received in the year in which the award is actually paid. The Company will have a corresponding deductible expense in an amount equal to that reported by the recipient as ordinary income in the same year so reported. The recipient's basis in the stock received will be equal to the fair market value of the Common Stock when received and his or her holding period will begin on that date.

     Restricted stock awards do not constitute taxable income under existing federal tax law until such time as restrictions lapse with respect to any installment. When any installment of shares are released from restriction, the market value of such shares of Common Stock on the date the restrictions lapse constitutes income to the recipient in that year and is taxable at ordinary income rates.

     The Code, however, permits a recipient of a restricted stock award to elect to have the award treated as taxable income in the year of the award and to pay tax at ordinary income tax rates on the fair market value of all of the shares awarded based on the price of the shares on the date the recipient receives a beneficial interest in such shares. The election must be made promptly within time limits prescribed by the Code and the regulations thereunder. Any appreciation in value thereafter would be taxed at capital gain rates when the restrictions lapse and the stock is subsequently sold. However, should the market value of the stock, at the time the restrictions lapse and the stock is sold, be lower than at the date acquired, the recipient would have a capital loss, to the extent of the difference. In addition, if, after electing to pay tax on the award in the year received, the recipient subsequently forfeits the award for any reason, the tax previously paid is not recoverable. Since the lapse of restrictions on restricted stock awards is accelerated in the event of a change-in-control of the Company, such an acceleration may result in an excess parachute payment, as defined in Section 280G of the Code. In such event, the Company's deduction with respect to such excess parachute payment is denied and the recipient is subject to a nondeductible 20% excise tax on such excess parachute.

WHEN WILL THE PLAN EXPIRE?

     The Committee will be entitled to grant Awards under the Plan until January 31, 2012. The Plan will remain effective with respect to all Awards granted prior to expiration.

WHAT VOTE IS REQUIRED TO APPROVE THE PLAN?

     The affirmative vote of a majority of the shares entitled to vote and present in person or by proxy is required for approval.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2, APPROVAL OF THE
                             INCENTIVE STOCK PLAN.

                     INFORMATION ON EXECUTIVE COMPENSATION

HOW DOES RALCORP COMPENSATE ITS OFFICERS?

     The following tables and narrative text discuss compensation paid in fiscal year 2001 to the Named Executive Officers, i.e., the Company's Chief Executive Officer and President and the Company's four other most highly compensated executive officers. This information is followed by the report of the Board's Nominating and Compensation Committee that describes the Committee's philosophy on executive compensation.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                    ANNUAL COMPENSATION             (AWARDS)
                                            -----------------------------------   ------------
                                                                                   SECURITIES
                                                                   OTHER ANNUAL    UNDERLYING     ALL OTHER
                                                                   COMPENSATION     OPTIONS      COMPENSATION
NAME & PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)       ($)            (#)           ($)(1)
-------------------------            ----   ---------   --------   ------------   ------------   ------------
J. R. Micheletto                     2001   $570,000    $463,500     $11,149         75,000        $24,975
Chief Executive Officer              2000   $475,000    $400,000     $10,099              0        $27,438
and President                        1999   $425,000    $250,000     $ 8,311         75,000        $76,313
K. J. Hunt                           2001   $210,000    $115,500     $   307         28,000        $10,115
Vice President; and                  2000   $192,500    $115,500     $   708              0        $ 8,858
President, Bremner, Inc.             1999   $175,000    $105,000     $   532         28,000        $18,362
R. W. Lockwood                       2001   $220,500    $113,000     $   396         23,000        $ 6,877
Vice President, General Counsel      2000   $210,000    $110,000     $ 1,486              0        $33,800
and Secretary                        1999   $200,000    $ 93,600     $ 1,910         23,000        $29,400
J. A. Nichols                        2001   $230,200    $115,500     $ 1,158         27,000        $10,493
Vice President; and President,       2000   $208,500    $126,800     $ 4,516              0        $24,181
The Carriage House Companies, Inc.   1999   $198,500    $115,500     $ 3,757         28,000        $29,913
D. P. Skarie                         2001   $197,200    $115,600     $   668         28,000        $ 7,309
Vice President and President,        2000   $179,240    $ 98,600     $ 2,034              0        $24,899
Ralston Foods                        1999   $167,500    $ 83,700     $ 1,828         23,000        $19,376

---------------
(1) The amounts shown in this column for fiscal year 2001 consist of Company matching contributions or accruals to the Company's Savings Investment Plan and Executive Savings Investment Plan.

STOCK OPTIONS

     The following table sets forth stock option grants to the Named Executive Officers during fiscal year 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           GRANT DATE
                                    INDIVIDUAL GRANTS                         VALUE
                  ------------------------------------------------------   -----------
                    NUMBER OF       % OF TOTAL
                   SECURITIES        OPTIONS       EXERCISE
                   UNDERLYING       GRANTED TO     OR BASE                 GRANT DATE
                     OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION     PRESENT
      NAME        GRANTED(#)(1)    FISCAL YEAR      ($/SH)       DATE      VALUE($)(2)
      ----        -------------   --------------   --------   ----------   -----------
J. R. Micheletto     75,000           16.4%         $18.50    2/25/2011     $708,242
K. J. Hunt           28,000            6.1%         $18.50    2/25/2011     $264,411
R. W. Lockwood       23,000            5.0%         $18.50    2/25/2011     $217,194
J. A. Nichols        27,000            5.9%         $18.50    2/25/2011     $254,967
D. P. Skarie         28,000            6.1%         $18.50    2/25/2011     $264,411

---------------
(1) 25% of the total shares become exercisable on February 26 of 2004, 2005, 2006 and 2007.

(2) Grant date valuation amounts were determined by application of the Black-Scholes valuation method. Assumptions used were as follows: (i) interest rate equals the interpolated Treasury rate for the applicable maturity on the grant date; (ii) dividend yield continues as 0%; (iii) expected volatility at grant date equals 39.12%; and (iv) expected exercise date equals the midpoint between the date exercisable and the expiration date.

     The following table sets forth fiscal year-end option values. No options were exercised by any of the Named Executive Officers during the fiscal year. The Company has never granted Stock Appreciation Rights.

                         FISCAL YEAR-END OPTION VALUES

                   NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-MONEY
                  UNEXERCISED OPTIONS AT FY-END(#)          OPTIONS AT FY-END($)
                  ---------------------------------   ---------------------------------
      NAME         EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
      ----        --------------   ----------------   --------------   ----------------
J. R. Micheletto       25,000          321,000           $120,875         $1,321,223
K. J. Hunt              7,500          121,500           $ 36,263         $  520,078
R. W. Lockwood          6,250           99,750           $ 30,219         $  426,104
J. A. Nichols           7,500          120,500           $ 36,263         $  519,118
D. P. Skarie            6,250          104,750           $ 30,219         $  430,904

COMPENSATION PURSUANT TO PLANS

     During fiscal year 2001, Ralcorp maintained certain plans that provided benefits to executive officers and other employees of the Company. Descriptions of some of those plans follow. The descriptions provided are in summary form and are contained in this Proxy Statement solely in order to meet SEC requirements regarding disclosure of the compensation of the Named Executive Officers and should not be used for any other purpose.

  SEVERANCE AGREEMENTS

     The Company has Management Continuity Agreements with the Named Executive Officers. The agreements provide severance compensation to each covered executive officer in the event of the officer's voluntary or involuntary termination after a change-in-control of the Company. The compensation provided would be in the form of a lump sum payment equal to the present value of continuing the executive officer's salary and bonus for a specified period following the executive officer's termination of employment, the continuation of other executive benefits for the same period, and certain pension bridging payments. The initial applicable period is two years (three years in the case of the CEO) in the event of an involuntary termination of employment (including a constructive termination) and one year in the event of a voluntary termination of employment. These periods are subject to reduction for each complete year the executive officer remains employed following the change-in-control. No payments would be made if the executive officer's termination is due to death, disability or normal retirement, or is "for cause", nor would any payments continue beyond the executive officer's normal retirement date. Contracts governing stock options provide that upon a change-in-control of the Company, any unexercised, unvested, unearned or unpaid shares become 100% vested. During fiscal year 2001, the Nominating and Compensation Committee of the Board approved indemnifying executives with a Management Continuity Agreement from any tax under Section 4999 and Section 280G of the Internal Revenue Code of 1986, as amended, that is attributable to a parachute payment under the Code and any tax upon the payment of such indemnification amounts.

  RETIREMENT PLAN

     The Ralcorp Holdings, Inc. Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Certain regular U.S. employees having one year of service with the Company or certain Company subsidiaries are eligible to participate in the Retirement Plan. Employees become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

     Annual benefits are computed by multiplying the participant's Final Average Earnings (average of participant's five highest consecutive annual earnings during ten years prior to retirement or earlier termination) by the product of 1.5% times the participant's years of service (to a maximum of 40 years) and by subtracting from that amount up to one half of the participant's primary social security benefit at retirement (with the actual amount of offset determined by age and years of service at retirement).

     The following table shows the estimated annual retirement benefits that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers, assuming age 65 retirement. To the extent an employee's compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the subtraction of social security benefits as described above.

                               PENSION PLAN TABLE

    REMUNERATION                                     YEARS OF SERVICE
   (FINAL AVERAGE       --------------------------------------------------------------------------
      EARNINGS)            10         15         20         25         30         35         40
   --------------       --------   --------   --------   --------   --------   --------   --------
       $100,000         $ 15,000   $ 22,500   $ 30,000   $ 37,500   $ 45,000   $ 52,500   $ 60,000
       $200,000         $ 30,000   $ 45,000   $ 60,000   $ 75,000   $ 90,000   $105,000   $120,000
       $300,000         $ 45,000   $ 67,500   $ 90,000   $112,500   $135,000   $157,500   $180,000
       $400,000         $ 60,000   $ 90,000   $120,000   $150,000   $180,000   $210,000   $240,000
       $500,000         $ 75,000   $112,500   $150,000   $187,500   $225,000   $262,500   $300,000
       $600,000         $ 90,000   $135,000   $180,000   $225,000   $270,000   $315,000   $360,000
       $700,000         $105,000   $157,500   $210,000   $262,500   $315,000   $367,500   $420,000
       $800,000         $120,000   $180,000   $240,000   $300,000   $360,000   $420,000   $480,000
       $900,000         $135,000   $202,500   $270,000   $337,500   $405,000   $472,500   $540,000
     $1,000,000         $150,000   $225,000   $300,000   $375,000   $450,000   $525,000   $600,000
     $1,100,000         $165,000   $247,500   $330,000   $412,500   $495,000   $577,500   $660,000
     $1,200,000         $180,000   $270,000   $360,000   $450,000   $540,000   $630,000   $720,000
     $1,300,000         $195,000   $292,500   $390,000   $487,500   $585,000   $682,500   $780,000

     For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2001, the following years of credited service, calculated to the nearest year: Mr. Micheletto--39 years; Mr. Hunt--16 years; Mr. Lockwood--25 years; Mr. Nichols--26 years; and Mr. Skarie--16 years. Credited service includes service with Ralston Purina Company, the Company's former parent corporation. Earnings used in calculating benefits under the Retirement Plan and any unfunded supplemental retirement plan previously described are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table on page 14.

  OTHER BENEFIT PLANS

     Beneficiaries of eligible retired executive officers will be provided a death benefit in an amount equal to 50% of the earnings recognized under the Company's benefit plans for the executive officer during the last full year of employment. This benefit is not presently insured or funded.

     In addition, the Executive Long-Term Disability Plan would provide benefits to its corporate officers, including certain executive officers, in the event they become disabled. The Long-Term Disability Plan, which is available to certain regular employees of the Company and in which officers must participate at their own expense in order to be eligible for the Executive Long-Term Disability Plan, imposes a limit of $10,000 per month (60% of a maximum annual salary of $200,000) on the amount paid to a disabled employee. The Executive Long-Term Disability Plan will provide a supplemental benefit equal to 60% of the difference between the executive officer's previous year's earnings recognized under the Company's benefit plans and $200,000, with appropriate taxes withheld.

                     NOMINATING AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee consists entirely of non-management directors. It approves direct and indirect compensation of all executive officers and administers, and makes awards under the Company's existing Incentive Stock Plan which was approved by shareholders. Stock-based awards such as stock options and restricted stock may be granted under that Plan to officers and other key employees of the Company.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to provide total compensation that can attract, retain and motivate key employees. The Committee's intent is to provide overall cash compensation packages that have a greater "at risk" element than competitive norms, i.e., salaries below industry medians and performance-based bonuses which may permit recipients to achieve total cash compensation packages exceeding medians. The Committee generally reviews executive officer compensation including salaries, bonuses and any long-term compensation such as stock options each September near the end of the Company's fiscal year.

SALARIES

     The Committee establishes the salaries for executive officers based on its assessment of each individual's responsibilities, experience, individual performance and contribution to the Company's performance. The Committee also takes into account compensation data from other companies; historical compensation levels at the Company; the competitive environment for attracting and retaining executives; and, in the case of executive officers other than Mr. Micheletto, the recommendation of Mr. Micheletto. The Company attempts to set base salary levels at or below the median level for executives holding positions of similar responsibility and complexity at corporations as reflected in published surveys. The salaries for Named Executive Officers are set forth in the Summary Compensation Table on page 14.

BONUSES

     On September 27, 2001, the Committee awarded bonuses to the Named Executive Officers for the Company's 2001 fiscal year. The amount of each bonus was based on the officer's total compensation package including salary, bonus and stock options; the financial performance of the officer's business unit relative to the business plan (including such measures as sales volume, revenues, costs, cash flow and operating profit); Company financial performance (including the measures of business unit performance listed above and, in addition, earnings per share, return on equity and total return to the shareholders); the officer's individual performance (including the quality of strategic plans, organizational and management development, participation in evaluations of potential acquisitions and similar manifestations of individual performance); the business environment for the officer's business unit; and, in the case of officers other than Mr. Micheletto, the recommendations of Mr. Micheletto. The recommendations of Mr. Micheletto were, in turn, based on bonus targets (as a percent of salary) set prior to the beginning of the fiscal year.

     Although the foregoing factors were weighed heavily by the Committee, individual bonuses and the total bonus pool were not based on application of a strict numerical formula developed prior to the fiscal year but were based on the Committee's exercise of subjective judgment and discretion in light of the quantitative and qualitative factors listed above. Mr. Micheletto's bonus was based on the Committee's general assessment of the factors described above and in particular, his leadership in the Torbitt & Castleman acquisition and the restructuring of the Company's credit arrangements.

LONG-TERM COMPENSATION

     Long-term compensation currently consists of stock options which entitle the recipient to purchase a specified number of shares of the Company's Common Stock after a specified period of time at an option price which is ordinarily equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company while linking the executive's compensation directly to shareholder value since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Common Stock. In addition, since the options "vest" serially over a period of time after the date of grant, they enhance the ability of the Company to retain the executive while encouraging the executive to take a longer-term view on decisions impacting the Company.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

     A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per person, per year for the Chief Executive Officer and the next four highest-paid executives. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may, in the exercise of its judgment, approve payment of compensation from time to time that may not be fully deductible. The Committee believes this flexibility will enable it to respond to changing business conditions, or to an executive's exceptional individual performance. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

J. W. Goodall--Chairman       M. D. Ingram  R. A. Liddy
D. R. Banks                   D. W. Kemper  W. P. Stiritz

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stiritz was Chairman of the Board of Ralston Purina Company. During the fiscal year, the Company paid Ralston approximately $1.2 million for research facilities, quality assurance services, telecommunications, and other administrative services. These arrangements were, and for any services continuing in fiscal year 2002 will be, conducted in the ordinary course of business at competitive prices and terms. As of the date of this Proxy Statement Mr. Stiritz no longer serves in that capacity.

     Mr. Kemper is Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc. which was one of six banks that participated in the Company's committed credit facility during the fiscal year. Commerce Bancshares' lending commitment under that facility was limited to $16 million out of a total syndicate commitment of $125 million. In addition, the Company had an uncommitted line of credit with Commerce Bancshares in an amount not exceeding $8 million. During the fiscal year, the Company paid Commerce approximately $870,000 in interest under both arrangements.

                              STOCKHOLDER PROPOSAL
                           (PROPOSAL 3 ON PROXY CARD)

     The Company has been informed that the California Public Employees' Retirement System, P.O. Box 942708, Sacramento, California 94229-2708, a recordholder of approximately 212,766 shares of Common Stock of Ralcorp Holdings, Inc., intends to submit a resolution for adoption at the Annual Meeting, as follows:

            RESOLUTION AND REASONS STATED BY SUBMITTING STOCKHOLDER

                             RALCORP HOLDINGS, INC.

                        PROPOSAL FOR DE-CLASSIFIED BOARD

     RESOLVED, that the stockholders of Ralcorp Holdings, Inc. urge the Board to take the steps necessary, in compliance with applicable law, to reorganize itself into one class.

                              SUPPORTING STATEMENT

     Is accountability by the board of directors important to shareholders? As a trust fund with more than 1.2 million participants, and as the owner of approximately 212,766 shares of the Company's common stock, the California Public Employees' Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would urge the board to reorganize itself so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company's so-called "classified board", whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time.

     By classifying itself, a board insulates its members from immediate challenge. Insularity may have made sense in the past (e.g., during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

     CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better.

     We -- as one shareholder -- are dissatisfied with the Company's long-term financial performance. We seek to improve that performance through this structural reorganization of the board. If the board acts on our proposal, shareholders would have the opportunity to register their views at each annual meeting -- on performance of the board as a whole, and of each director as an individual.

     CalPERS urges you to join us in VOTING TO DE-STAGGER the terms of election, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

                       RALCORP'S STATEMENT IN OPPOSITION

     When Ralcorp was incorporated in 1996, the Company's Restated Articles of Incorporation and Bylaws provided, among other things, that the Board be divided into three classes of directors serving staggered three-year terms with each class being as nearly equal in number as possible ("Classified Board").

     The overall purpose of the Classified Board was to assure continuity and stability in the Company's operations. Since directors generally retire from a board at the end of a term, a Classified Board insures that a majority of the directors at any time will have had prior experience as directors of the company. The Board believes this facilitates continuity and planning for the Company's business.

     As part of their fiduciary duties as mandated by Missouri law, directors are accountable to shareholders whether or not the board is classified and regardless of whether one-third or the entire board is up for election annually. The Company believes its corporate governance profile to be a good one. For example, Ralcorp is one of a minority of companies with a non-management Board chairman. In addition, the Board is not aware of any demonstrable link between the existence of a Classified Board and a company's financial performance. In fact, in Ralcorp's case, the Board and management have demonstrated a willingness to make hard choices that are in the shareholders' interests as evidenced by the major restructuring of the Company begun in 1997 and continuing since then. While it has been suggested that a Classified Board discourages potential acquirors, the Board has not seen any evidence of that. In any event, the existence of a Classified Board encourages potential acquirors to negotiate directly with the Board, which is in the best position to maximize value to the shareholders from any change-in-control transaction or to oppose such a transaction if it is not in the best interests of the shareholders.

     For these reasons, the Board believes that a Classified Board protects the interests of shareholders. The directors do not believe that the classified status of the board results in the directors being less accountable to shareholders or that it results in the self-perpetuation of the board.

     It should be noted that adoption of this proposal would not in itself "de-stagger" the Board of Directors but would simply amount to a request that the Board consider such action. If the Board were to consider such a request desirable, it would then have to decide to present a formal amendment repealing the Classified Board provision in the Restated Articles of Incorporation to the Company's shareholders for their approval at a future meeting of shareholders which approval would require the affirmative vote of not less than two-thirds of all of the outstanding shares of capital stock of the Company then entitled to vote.

     Accordingly, the Board recommends a vote AGAINST this proposal.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors consists entirely of non-employee directors who are independent, as defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange Listing Standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

     Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The independent accountants also assist the Company implementing its internal controls. The Committee's responsibility is to monitor and oversee these processes.

     With respect to the Company's audited financial statements for the Company's fiscal year ended September 30, 2001, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

     The Audit Committee has received the written disclosures from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers with members of that firm.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2001 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

D. W. Kemper--Chairman           J. W. Goodall  R. A. Liddy
D. R. Banks                      M. D. Ingram

              COMPARATIVE INFORMATION ON THE COMPANY'S PERFORMANCE

HOW DOES RALCORP COMPARE WITH OTHER COMPANIES IN RETURN ON A SHAREHOLDER'S INVESTMENT?

     The graph displayed below is presented in accordance with SEC requirements. The graph begins on February 3, 1997, the first day of trading for Ralcorp Common Stock following the reorganization that took place in 1997. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Nominating and Compensation Committee Report on Executive Compensation and the Audit Committee Report both of which are set forth above shall not be incorporated by reference into any such filings.

     Set forth below is a line graph comparing the cumulative total shareholder return for Ralcorp's Common Stock with the cumulative total return of the stocks in the Russell 2000 and Russell 2000 Consumer Staples Indices.
[PERFORMANCE GRAPH]

                                                                                                          RUSSELL 2000 CONSUMER
                                                         RALCORP               RUSSELL 2000 INDEX             STAPLES INDEX
                                                         -------               ------------------         ---------------------
2/3/97                                                   100.00                      100.00                      100.00
9/30/97                                                  151.01                      123.85                      132.38
9/30/98                                                  113.13                      100.86                      121.70
9/30/99                                                  142.93                      119.67                      118.54
9/30/00                                                  114.14                      146.90                      117.13

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

HOW DO I MAKE A PROPOSAL FOR THE 2003 ANNUAL MEETING?

     Under the Company's Bylaws, shareholders who desire to nominate a director or present any other business at an Annual Meeting of Shareholders must follow certain procedures. Generally, to be considered at the 2003 Annual Meeting of Shareholders, a shareholder nomination or proposal not to be included in the Proxy Statement and Notice of Meeting must be received by the Company's Secretary between November 2, 2002 and December 2, 2002. However, if the shareholder desires that the proposal be included in the Company's Proxy Statement and Notice of Meeting for the 2003 Annual Meeting of Shareholders then it must be received by the Secretary of the Company no later than August 21, 2002 and must also comply in all respects with the rules and regulations of the SEC and the laws of the State of Missouri. A copy of the Bylaws will be furnished to any shareholder without charge upon written request to the Company's Secretary.
                                           By Order of the Board of Directors,

                                                 /s/ ROBERT W. LOCKWOOD
                                                   Robert W. Lockwood
                                                        Secretary
December 19, 2001

                                                                      APPENDIX A

                             RALCORP HOLDINGS, INC.
                           2002 INCENTIVE STOCK PLAN
                         SECTION I. GENERAL PROVISIONS

A. PURPOSE OF PLAN

     The purpose of the Ralcorp Incentive Stock Plan (the "Plan") is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate directors, officers and other key employees who make important contributions to the success of the Company.

B. DEFINITIONS OF TERMS AS USED IN THE PLAN

     1. "Affiliate" means any subsidiary, whether directly or indirectly owned, or parent of the Company, or any other entity designated by the Committee.

     2. "Award" means a Stock Option granted under Section II of the Plan or Other Stock Award granted under Section III of the Plan.

     3. "Board" means the Board of Directors of Ralcorp Holdings, Inc.

     4. "Committee" means the Nominating and Compensation Committee of the Board of Directors of the Company or any successor committee the Board of Directors may designate to administer the Plan.

     5. "Company" means Ralcorp Holdings, Inc.

     6. "Employee" means any person who is employed by the Company or an Affiliate.

     7. "Fair Market Value" of any class or series of Stock means the fair and reasonable value thereof as determined by the Committee according to prices in trades as reported on the New York Stock Exchange -- Composite Transactions. If there are no prices so reported or if, in the opinion of the Committee, such reported prices do not represent the fair and reasonable value of the Stock, then the Committee shall determine Fair Market Value by any means it deems reasonable under the circumstances.

     8. "Stock" means the Ralcorp Common Stock $.01 par value or any other authorized class or series of common stock or any such other security outstanding upon the reclassification of any of such classes or series of common stock, including, without limitation, any stock split-up, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate.

C. SCOPE OF PLAN AND ELIGIBILITY

     Any Employee or director selected by the Board or Committee shall be eligible for any Award contemplated under the Plan.

D. AUTHORIZATION AND RESERVATION

     The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

     (a) the shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions;

     (b) subject to the following provisions of Paragraph D, the maximum number of shares of Stock that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of:

         (i) 1,500,000 shares of Stock; (ii) any shares of Stock available for future awards under any prior plan of the Company (the "Prior Plan") as of the effective date of this Plan; and (iii) any shares of Stock that are forfeited, expired or are canceled without delivery of shares of Stock or which result in the forfeiture of shares of Stock back to the Company under the Plan or the Prior Plan;

     (c) to the extent any shares of Stock covered by an Award are not delivered to an Award recipient or beneficiary because the Award is forfeited or canceled or the shares of Stock are not delivered because the shares are used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purpose of determining the maximum number of shares of Stock available for delivery of under the Plan;

     (d) if the exercise price of any Stock Option granted under the Plan or all Prior Plans is satisfied by tendering shares of Stock to the Company, only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available under the Plan; and

     (e) the total number of shares of Stock that may be issued to any one participant during the term of the Plan shall not exceed 1,000,000 shares of Stock.

E. ADMINISTRATION OF THE PLAN

     1. The Committee shall administer the Plan and, in connection therewith, it shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

     2. The Committee shall include three or more members of the Board of the Company. Its members shall be appointed by and serve at the pleasure of the Board.

     3. The determination of those eligible to receive Awards, and the amount and type of each Award shall rest in the sole discretion of the Committee or the Board, subject to the provisions of the Plan.

                           SECTION II. STOCK OPTIONS

A. DESCRIPTION

     The Committee or the Board may grant options with respect to any class or series of Stock ("Stock Options") that qualify as "Incentive Stock Options" under Section 422A of the Internal Revenue Code of 1986, as amended, and it may grant Stock Options that do not so qualify.

B. TERMS AND CONDITIONS

     1. Each Stock Option shall be set forth in a written agreement containing such terms and conditions as the Committee or the Board may determine, subject to the provisions of the Plan.

     2. Except as set forth below in this paragraph, the purchase price of any shares exercised under any Stock Option must be paid in full upon such exercise. The payment shall be made in such form, which may be cash or Stock, as the Committee or the Board may determine. The Committee may permit a participant to pay the exercise price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

     3. No Incentive Stock Option may be exercised after the expiration of ten
        (10) years from the date such option is granted.

     4. The exercise price of each Stock Option shall be established by the Committee or shall be determined by a method established by the Committee at the time the Stock Option is granted. The exercise price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the

        Award; provided, however, that if the Award is granted in connection with the recipient's hiring, promotion or similar event, the Stock Option exercise price may not be less than the Fair Market Value of the Stock on the date on which the recipient is hired or promoted (or similar event) if the grant of the Stock Option occurs not more than 180 days after the date of such hiring, promotion or other event.

     5. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the appropriate class or series of Stock with respect to which Stock Options are exercisable for the first time by any Employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

                        SECTION III. OTHER STOCK AWARDS

     In addition to Stock Options, the Committee or the Board may grant Other Stock Awards payable in any class or series of Stock upon such terms and conditions as the Committee or the Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

     1. Restricted Stock Awards. The Committee or the Board may grant Restricted Stock Awards, each of which consists of a grant of shares of any class or series of Stock subject to terms and conditions determined by the Committee or the Board in each entity's discretion, subject to the provisions of the Plan. Such terms and conditions shall be set forth in written agreements. The shares of Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Stock are subject to forfeiture in accordance with Section IV of the Plan. Shares of Stock issued pursuant to a Restricted Stock Award can be issued for no monetary consideration. No more than 500,000 shares of Stock available for Awards may be used for the grant of Restricted Stock.

     2. Stock Related Deferred Compensation. The Committee or the Board may, in its discretion, permit the deferral of payment of an Employee's cash bonus or other cash compensation in the form of either cash or any class or series of Stock (or Stock equivalents, each corresponding to a share of such Stock) under such terms and conditions as the Committee or the Board may prescribe. Payment of such compensation may be deferred for such period or until the occurrence of such event as the Committee or the Board may determine. All deferrals made in any class or series of Stock (or Stock equivalents) shall be paid on distribution in Stock. If a deferral is permitted in the form of Stock or Stock equivalents, the number of shares of Stock or number of Stock equivalents deferred will be determined by dividing the amount of the Employee's bonus or other cash compensation being deferred by the closing price of the appropriate class or series of Stock, as reported by the New York Stock
        Exchange -- Composite Transactions, on the date in question. Deferrals in any class or series of Stock or Stock equivalents cannot be transferred into other investment options. Additional rights or restrictions may apply in the event of a change-in-control of the Company.

                        SECTION IV. FORFEITURE OF AWARDS

     A. The Committee or the Board may include in any Award any conditions of forfeiture it may deem appropriate. The Committee or the Board also, after taking into account the relevant circumstances, may waive any condition of forfeiture stated in any Award contract.

     B. In the event of forfeiture, the recipient shall lose all rights in and to the Award. Except in the case of Restricted Stock Awards as to which the restrictions have not lapsed, this provision, however, shall not be invoked to force any recipient to return any Stock already received under an Award.

     C. Such determinations as may be necessary for application of this section, including any grant of authority to others to make determinations under this section, shall be at the sole discretion of the Committee or the Board, and its determinations shall be conclusive.

                          SECTION V. DEATH OF AWARDEE

     Upon the death of an Award recipient, the following rules apply:

     A. A Stock Option, to the extent exercisable on the date of his death, may be exercised at any time within six (6) months, or such longer period not exceeding three years as the Committee or the Board may determine, after the recipient's death, but not after the expiration of the term of the Stock Option, by the recipient's designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

     B. In the case of any Other Stock Award, the Stock due shall be determined as of the date of the recipient's death, and the Company shall issue the appropriate number of shares of the appropriate class or series of Stock. The issuance of shares of such Stock shall be made to recipient's designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

     C. An Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee and the Board may from time to time prescribe) to exercise, in the event of the death of the recipient, a Stock Option, or to receive, in such event, any Other Stock Awards. The Committee and the Board reserve the right to review and approve beneficiary designations. A recipient may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee or the Board shall be in doubt as to the right of any such beneficiary to exercise any Stock Option or to receive any Other Stock Award, the Committee or the Board, as the case may be, may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company and the Committee and the Board and the members thereof shall not be under any further liability to anyone.

                     SECTION VI. OTHER GOVERNING PROVISIONS

A. TRANSFERABILITY

     Except as otherwise noted herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by him or by his guardian or legal representative.

B. RIGHTS AS A SHAREHOLDER

     A recipient of an Award shall, unless the terms of the Award provide otherwise, have no rights as a shareholder, with respect to any Stock Options or shares which may be issued in connection with the Award until the issuance of a Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Stock certificate.

C. GENERAL CONDITIONS OF AWARDS

     No director, Employee or other person shall have any right with respect to this Plan, the shares reserved or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient have been met.

D. RESERVATION OF RIGHTS OF COMPANY

     The selection of an Employee for any Award shall not give such person any right to continue as an Employee and the right to discharge any Employee is specifically reserved.

E. ACCELERATION

     The Committee or the Board may, in its sole discretion, accelerate the date of exercise of any Award.

F. ADJUSTMENTS

     Upon any stock split-up, spin-off, stock dividend, issuance of any targeted stock, combination or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, appropriate adjustments shall be made to the shares reserved under Section I.D. of the Plan and the terms of all outstanding Awards.

G. WITHHOLDING OF TAXES

     The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award. The recipient may elect, subject to approval by the Committee or the Board, to have shares withheld by the Company in satisfaction of such taxes, or to deliver other shares of Stock owned by the recipient in satisfaction of such taxes. The number of shares to be withheld or delivered shall be calculated by reference to the Fair Market Value of the appropriate class or series of Stock on the date that such taxes are determined.

H. NO WARRANTY OF TAX EFFECT

     Except as may be contained in the terms of any Award, no opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Award.

I. AMENDMENT OF PLAN

     The Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated may reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination may (i) apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient's consent or (ii) increase the shares of Stock available for Awards.

J. CONSTRUCTION OF PLAN

     The place of administration of the Plan shall be in the State of Missouri, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri.

K. ELECTIONS OF CORPORATE OFFICERS

     Notwithstanding anything to the contrary stated herein, any election or other action with respect to an Award of a recipient subject to Section 16 of the Securities Exchange Act of 1934 will be null and void if any such election or other action would cause said recipient to be subject to short-swing profit recovery under Section 16.

                      SECTION VII. EFFECTIVE DATE AND TERM

     This Plan shall be effective upon adoption by the shareholders of the Company. The Plan shall continue in effect until January 31, 2012, when it shall terminate. Upon termination, any balances in the share reserve shall be canceled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all of the Company's obligations under outstanding Awards to conclude the administration of the Plan.

0404 RFG

PROXY

[RALCORP LOGO]               RALCORP HOLDINGS, INC.


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 31, 2002 AT 8:30 A.M.
           GATEWAY CENTER, ONE GATEWAY DRIVE, COLLINSVILLE, ILLINOIS

The undersigned appoints J.R. Micheletto and R.W. Lockwood, and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Ralcorp Holdings, Inc. to be held on January 31, 2002, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side all shares of Common Stock of the Company which the undersigned is entitled to vote.

TRUSTEE'S AUTHORIZATION. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned's account under the Ralcorp Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

                IMPORTANT-PLEASE SIGN AND DATE ON BACK OF CARD.
            RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
                             NO POSTAGE NECESSARY.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                          DETACH AND RETURN PROXY CARD

                                   IMPORTANT
                    PLEASE VOTE THE ABOVE PROXY CARD TODAY!
                         YOUR PROMPT RESPONSE WILL SAVE
                      THE EXPENSE OF ADDITIONAL MAILINGS.

      IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,
          PLEASE CONTACT THE COMPANY'S SHAREHOLDER SERVICES DEPARTMENT
                    AT (314) 877-7046 PRIOR TO THE MEETING.

             IF YOUR ADDRESS HAS CHANGED, PLEASE BE SURE TO NOTIFY
                         SHAREHOLDER SERVICES PROMPTLY

                                   FOLD HERE
-------------------------------------------------------------------------------
                                ADMISSION TICKET

                    FOR PRE-REGISTRATION, PLEASE SIGN BELOW.
             PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

                             RALCORP HOLDINGS, INC.
                      2002 ANNUAL MEETING OF SHAREHOLDERS

                                 GATEWAY CENTER
                   ONE GATEWAY DRIVE, COLLINSVILLE, ILLINOIS
                           THURSDAY, JANUARY 31, 2002
                                   8:30 A.M.

                   SIGNATURE _______________________________

[X]  Please mark your
     vote as in this
     example.

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

The Board of Directors recommends a vote "FOR" all nominees for election as directors and "FOR" Proposal 2 and "AGAINST" Proposal 3.

                   FOR      WITHHELD                                                               FOR        AGAINST      ABSTAIN
1. Election of     [ ]        [ ]        01. David R. Banks      2. Approval of Incentive          [ ]          [ ]          [ ]
   Directors:                            02. M. Darrell Ingram      Stock Plan
                                         03. David W. Kemper
                                                                                                   FOR        AGAINST      ABSTAIN
For, except vote withheld from the following nominees(s):        3. Stockholder resolution         [ ]          [ ]          [ ]
                                                                    regarding classification
                                                                    of Board
------------------------------------
                                                                             ANNUAL REPORT
                                                                             Mark here to discontinue annual report mailing  [ ]
                                                                             for this account (for multiple-account holders
                                                                             only).

                                                                             ANNUAL MEETING
                                                                             Mark here if you plan to attend the annual      [ ]
                                                                             meeting.

                                                                             Please sign exactly as name appears hereon. Joint
                                                                             owners should each sign. When signing as attorney,
                                                                             executor, administrator, trustee or guardian, please
                                                                             give full title as such.

                                                                             -----------------------------------------------------
                                                                             SIGNATURE(S)                               DATE


                                                                             -----------------------------------------------------
                                                                             SIGNATURE(S)                               DATE

                             -FOLD AND DETACH HERE-

                             RALCORP HOLDINGS, INC.

Dear Shareholder:

Ralcorp Holdings, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically by telephone or via the Internet, which eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation.

1.  TO VOTE OVER THE INTERNET:

    o Log on to the Internet, go to the web site http://www.eproxyvote.com/rah and follow the instructions.

2.  TO VOTE OVER THE TELEPHONE:

    o On a touch-tone telephone call toll free 1-877-PRX-VOTE (1-877-779-8683). If you are calling from outside the United States, please call 1-201-536-8073.

The Internet and telephone voting facilities will be available until midnight on January 30, 2002, the day before the Annual Meeting.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.